Exhibit 2
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (this “Agreement”) is dated as of June 30, 2011 (the “Assignment Date”), by and between VPC Fund II, L.P. (the “Assignor”) and VPC Intermediate Fund II (Cayman), L.P. (the “Assignee”).
     WHEREAS, reference is made to (a) that certain Amended and Restated Financing Agreement, dated as of March 16, 2010, by and among Unigene Laboratories, Inc., as borrower, the lenders party thereto and Victory Park Management, LLC, as agent (the “Financing Agreement”); and (b) those certain other Transaction Documents executed in connection therewith. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Financing Agreement.
     WHEREAS, effective as of July 28, 2010, Victory Park Credit Opportunities Master Fund, Ltd. (“Credit Opportunities”) sold and assigned, and the Assignor assumed and purchased, a portion of that certain Senior Secured Convertible Note initially issued to Credit Opportunities by Unigene Laboratories, Inc., a Delaware corporation (“Unigene”), on March 17, 2010, in the original principal amount of $33,000,000.00 (the “Original Note”) (such portion equal to $7,103,393.84 in principal amount and $396,606.16 in accrued payment-in-kind interest) for a purchase price of $7,500,000.00, pursuant to the terms of that certain Assignment and Assumption Agreement, dated as of July 28, 2010, by and between the Assignor and Credit Opportunities (the “July Note Transfer”).
     WHEREAS, in connection with the July Note Transfer, Unigene issued to Credit Opportunities a Senior Secured Convertible Note, in the original principal amount of $25,896,606.16 (in the form of the Original Note) (the “Credit Opportunities Note”), in replacement of the Original Note, and Unigene issued to the Assignor a Senior Secured Convertible Note, in the original principal amount of $7,103,393.84 (in the form of the Original Note) in replacement of the Original Note (the “Initial VPC Note”).
     WHEREAS, effective as of December 22, 2010, Credit Opportunities sold and assigned, and the Assignor assumed and purchased, a portion of the Credit Opportunities Note (such portion equal to $4,850,000.00 in principal amount and $565,833.33 in accrued payment-in-kind interest) for a purchase price of $5,999,311.43, pursuant to the terms of that certain Assignment and Assumption Agreement, dated as of December 22, 2010, by and between the Assignor and Credit Opportunities (the “December Note Transfer”).
     WHEREAS, in connection with the December Note Transfer, Unigene issued to Credit Opportunities a Senior Secured Convertible Note, in the original principal amount of $21,046,606.16 (in the form of the Original Note), in replacement of the Credit Opportunities Note, and Unigene issued to the Assignor a Senior Secured Convertible Note, in the original principal amount of $11,953,393.84 (in the form of the Original Note) in replacement of the Initial VPC Note (the “Replacement VPC Note”).
     WHEREAS, effective as of March 17, 2011, accrued and unpaid interest in the aggregate amount of $1,817,911.98 payable on the Replacement VPC Note through March 16, 2011 was capitalized and added to the outstanding principal amount of the Replacement VPC Note, in accordance with Section 2.2(b) of the Financing Agreement.
     WHEREAS, the Assignor wishes to sell and assign, and the Assignee wishes to assume and purchase, a portion of the Replacement VPC Note, as allocated and set forth on Exhibit A attached hereto, for a purchase price of $11,578,055.62 (the “Purchase Price”).
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignor and the Assignee hereby agree as follows:
     1. Assignment and Assumption.
          (a) The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, all of the Assignor’s rights, title and interest in and to the portion of the Replacement VPC Note allocated and set forth on Exhibit A attached hereto (the “Assigned Interest”) as of the Assignment Date, including, without limitation, all of Assignor’s rights and obligations under the Financing Agreement, the Registration Rights Agreement and the other Transaction Documents with respect to the Assigned Interest. The Assignee hereby acknowledges receipt of a copy of each of the Transaction Documents and agrees to be bound by the provisions of each of the Transaction Documents as they relate to the Assigned Interest. Except as otherwise set forth in this Agreement, from and after the Assignment Date, solely to the extent of the Assigned Interest, (i) the Assignee shall be a party to and be bound by the provisions of the Transaction Documents and have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Transaction Documents.
          (b) As consideration for the sale and assignment contemplated hereby, the Assignee shall, on the Assignment Date, pay to the Assignor an amount equal to the Purchase Price in immediately available funds by wire transfer to the account designated in writing by the Assignor, without setoff, deduction, or counterclaim.
     2. Representations and Warranties of Assignee.
          The Assignee represents and warrants that:
          (a) The Assigned Interest is being acquired by Assignee for Assignee’s own account without a view to the public resale or distribution of any part thereof, except pursuant to sales registered or exempted under the U.S. Securities Act of 1933, as amended (the “1933 Act”), and any applicable state securities laws (provided, however, that by making this representation, Assignee does not agree to hold the Assigned Interest for any minimum or specific term and reserves the right to dispose of the Assigned Interest at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and any applicable state securities laws);
          (b) Assignee has had an opportunity to review the public filings of Unigene and to discuss with Assignor, and ask questions of Assignor regarding, the business of Unigene,

and its management and financial affairs and the terms and conditions of the Replacement VPC Note and the other Transaction Documents;
          (c) Assignee understands that the transfer of the Assigned Interest from Assignor to Assignee has not been, and shall not be, registered under the 1933 Act by reason of an exemption from the registration provisions of the 1933 Act which depends upon, among other things, the accuracy of Assignee’s representations expressed herein;
          (d) Assignee understands that the Assigned Interest is a “restricted security” under applicable U.S. laws and that, pursuant to these laws, Assignee must hold the Assigned Interest unless it is registered with the U.S. Securities and Exchange Commission and under applicable state securities laws or an exemption from such registration and qualification requirements is available (and may bear restricted legends to such effect), and further understands that the Assigned Interest is subject to certain restrictions on transfer pursuant to the Transaction Documents;
          (e) Assignee is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Assigned Interest;
          (f) The Assigned Interest was not offered or sold to Assignee by way of any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act); and
          (g) Assignee has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     3. Representations and Warranties of Assignor.
          The Assignor represents and warrants that:
          (a) Neither Assignor nor any of its affiliates has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the transfer of the Assigned Interest from Assignor to Assignee or any of the other transactions described in this Agreement;
          (b) Neither Assignor nor any of its affiliates has, directly or indirectly, made any offers or sales of any Notes or other securities of Unigene in a manner that would cause the transfer of the Assigned Interest from Assignor to Assignee to be integrated with such offers or sales for purposes of the 1933 Act under circumstances that would require registration of such transfer of the Assigned Interest from Assignor to Assignee under the 1933 Act;
          (c) Assignor is the legal and beneficial owner of the Assigned Interest;
          (d) The Assigned Interest is free and clear of any lien, security interest, encumbrance or other adverse claim; and

          (e) Assignor has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     4. No Other Representations or Warranties. Neither the Assignor nor the Assignee makes any representation or warranty, nor shall any such party have any responsibility to the other party, with respect to the accuracy of any recitals, statements, representations or warranties contained in any of the Transaction Documents, or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of any of the Transaction Documents or any other document referred to or provided for therein or for any failure by the Borrowers, Guarantor or any other Person to perform any of its obligations thereunder or for the existence, value, perfection or priority of any Collateral, collateral security or the financial or other condition of the Borrowers or any other obligor or guarantor, or any other matter relating to any of the Transaction Documents.
     5. Further Assurances. Each of the parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
     6. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
     7. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     8. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreements or undertakings, whether written or oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.
     9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to conflicts of laws.
     10. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or by electronic media or similar means shall be deemed to be their original signature for all purposes.

     12. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the respective parties hereto have executed and delivered this Assignment and Assumption Agreement as of the day and year first above written.

ASSIGNOR:	VPC FUND II, L.P.

	By:	Victory Park Capital Advisors, LLC
	Its:	Investment Manager

	By:	/s/ Richard Levy

	Name:	Richard Levy
	Title:	Principal

ASSIGNEE:	VPC INTERMEDIATE FUND II (CAYMAN), L.P.

	By:	Victory Park Capital Advisors, LLC
	Its:	Investment Manager

	By:	/s/ Scott R. Zemnick

	Name:	Scott R. Zemnick
	Title:	General Counsel

EXHIBIT A

Legal Name of Assignor:	VPC Fund II, L.P.

Legal Name of Assignee:	VPC Intermediate Fund II (Cayman), L.P.

Allocation	Amount
167.11% of Original Principal (Original Principal of $6,750,000.00)	$11,279,930.62
Capitalized PIK Interest	$0.00
Accrued Cash Interest	$0.00
Accrued PIK Interest	$298,125.00

Total Purchase Price	$11,578,055.62